SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K
___________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 29, 2011

Exmovere Holdings, Inc.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

NEVADA	000-52713	20-8024018
(State or other jurisdiction of incorporation or organization)	(Commission file no.)	(IRS Employee Identification No.)

1600 Tysons Boulevard
8th Floor
McLean, VA 22102
(Address of Principal Executive Offices)

(703) 245-8513
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification of Rights of Security Holders

Exmovere Holdings, Inc. (the “Company”) is authorized by the articles of incorporation to issue 35,000,000 shares.  The Company has issued 15,853,250 of those shares.  The Company has been listed on the First Quotation Board of the Frankfurt Stock Exchange since January of 2011.  The Company strategy involves the research, development and marketing of its products.  The Company needs to raise capital to finance that strategy.  In furtherance of that goal, on June 29, 2011, the Board of Directors of the Company voted by written consent to authorize the issuance of up to 3,000,000 additional shares of common stock which may be converted to Global Depository Receipts to be sold to raise capital on the Frankfurt Stock Exchange.

On June 30, 2011, the Company voted to divide its common stock into two classes of shares.  The Company will have 30,000,000 of Class A shares and 5,000,000 of Class B shares.  The new class of shares, Class B shares, will have the same financial rights as Class A shares.  However, the Class B shares will have superior voting rights.  Each Class B share will have the voting power of seven Class A shares.  On June 30, 2011, the Company voted to cancel the December 15, 2008 agreement to pay royalties to BT2 International Inc. (“BT2”) and Exmocare, et al and issue 1,600,000 Class B shares to David Bychkov and 400,000 Class B shares to BT2.  That agreement required the Company to place 5% of all gross revenues from the sale of products and 10% of all gross revenues from monitoring and/or the sale of services, into a royalty pool (the “Royalty Pool”).  80% of the Royalty Pool was payable to Exmocare, et al and 20% of the Royalty Pool was payable to BT2.   Exmocare, et al represents three limited liability companies owned or controlled by Company President and Chairman of the Board, David Bychkov.  BT2 is a company in which director, Joseph Batty owns a controlling interest.

Prior to these resolutions, the Company had 15,853,250 in stock outstanding.  After the effect of these resolutions, the Company may have up to 20,853,250 shares outstanding.  Two million of those shares will be Class B shares that have the voting rights of fourteen million shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Exmovere Holdings, Inc.

By:	/s/ David Bychkov
David Bychkov Chief Executive Officer

Date: July 14, 2011